Exhibit 10.1

SECOND Amendment to

Employment AGREEMENT

This Second Amendment to Employment Agreement (the “Second Amendment”), effective as of November 4, 2016, is between Eastside Distilling, Inc., a Nevada corporation (the “Company”), and Steven Earles (the “Executive”).

A.           Effective February 6, 2015, the Company and the Executive entered into an Employment Agreement (the “Agreement”) pursuant to which the Executive agreed to provide certain services to the Company. This Agreement was amended effective July 5, 2016 (the “Second Amendment”). The Agreement is incorporated into this Second Amendment by this reference and all defined terms in the Agreement shall have the same meaning in this Second Amendment.

B.           The parties now wish to modify and amend the Agreement in accordance with this Second Amendment.

The parties, each intending to be legally bound, agree as follows:

1.          The first sentence of Section 1 of the Agreement shall be amended in its entirety to read as follows:

“The Company hereby employs Executive, and Executive hereby accepts employment, as the President of the Company.”

2.          The first sentence of Section 3(a) of the Agreement shall be amended in its entirety to read as follows:

“In consideration for Executive’s performance of Executive’s duties and responsibilities with the Company, the Company shall pay to Executive, a base salary of $120,000 per annum (the “Base Salary”).”

3.          Section 7(b)(ii) of the Agreement shall be amended to read as follows:

“(ii) a lump sum severance payment in an aggregate amount equal to one month of the Executive’s then-current Base Salary.”

4.          Executive hereby waives his claim for accrued and unpaid salary of $182.026.61.

5.          The Company hereby grants to Executive a restricted stock unit (the “RSU”) of shares (the “RSU Shares”) of Common Stock equal to the quotient obtained by dividing $30,000 by the closing price of the Common Stock on the effective date hereof, which the Company hereby deems to be the fair market value of such shares as of the date hereof, all pursuant to the Company’s 2016 Stock Incentive Plan, to vest as follows:

Vesting Date	Number of Restricted Stock Units That Vest
Grant Date	One quarter of the RSU Shares
January 1, 2017	One quarter of the RSU Shares
April 1, 2017	One quarter of the RSU Shares
July 1, 2017	One quarter of the RSU Shares

6.          The Company shall indemnify Executive to the fullest extent allowed by the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws (the “Bylaws”), and applicable law. Notwithstanding Section 7.14 of the Bylaws, to the extent permitted by applicable law, the rights granted pursuant to this Section 6 shall apply to acts and actions occurring since October 31, 2014.

7.          This Second Amendment shall be deemed a modification of the Agreement in accordance with Section 11(h) of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby remake and confirm each of the representations and warranties of the Agreement and agree to be bound by each of its terms and conditions.

8.          This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Company and the Executive have duly executed this Second Amendment as of the date first above written.

EASTSIDE DISTILLING, INC.

By:
Name:	Grover T. Wickersham
Title:	Chairman of the Board

STEVEN EARLES

Name:	Steven Earles

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